EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-113875 of Cable Design Technologies Corporation on Form S-4 of our report dated October 27, 2003 (which report expresses an unqualified opinion and contains an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”) appearing in the Annual Report on Form 10-K of Cable Design Technologies for the year ended July 31, 2003 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, IL
May 27, 2004